CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2023, relating to the financial statements and financial highlights of LHA Market State Alpha Seeker ETF, LHA Market State Tactical Beta ETF, and LHA Market State Tactical Q ETF, each a series of ETF Series Solutions, for the year or period ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 26, 2023